Exhibit 99.1

   FOR IMMEDIATE RELEASE

Ralcorp Corporate Vice President and Chief Accounting Officer

Announces Plans to Retire

Board of Directors Appoints Chief Financial Officer

ST. LOUIS, MO (Sep. 27, 2011) — Ralcorp Holdings, Inc. (NYSE:RAH) announced today that its Corporate Vice President and Chief Accounting Officer, Thomas G. Granneman, has announced plans to retire from the company effective December 31, 2011.  As part of an orderly succession process, Ralcorp’s board of directors has elected Scott Monette to the newly-created position of Corporate Vice President and Chief Financial Officer, effective upon Mr. Granneman’s retirement.  Following Mr. Granneman’s retirement, Mr. Monette will assume all of Mr. Granneman’s responsibilities in addition to his current responsibilities.

“Tom has been an integral part of the Ralcorp leadership team for the past 15 years, and we congratulate him on his well-deserved retirement,” said David P. Skarie, Ralcorp’s Co-Chief Executive Officer and President.  “Tom has made tremendous contributions to Ralcorp’s success over the years, and we are grateful for his strong and effective leadership.”

Prior to his current role, Mr. Granneman served as Corporate Vice President and Controller from 1999 until February 2010.  Before joining Ralcorp in 1999, Mr. Granneman served as Vice President of Finance with Lowell Shoe, Inc. in New Hampshire and, prior to that, held a number of accounting positions with Brown Shoe Company, Inc.  Before joining Brown Shoe, Mr. Granneman served as Senior Audit Manager with Price Waterhouse & Co. in the firm’s St. Louis office.  Mr. Granneman is a graduate of the University of Missouri and Washington University’s executive MBA program.

Scott Monette, Corporate Vice President, Treasurer and Corporate Development Officer, joined Ralcorp in 2001, serving as Corporate Vice President and Treasurer until February 2010.  Prior to joining Ralcorp, Mr. Monette served as Chief Investment Officer-Benefit Plans with Hallmark Cards, Inc. in Kansas City.  During his time at Hallmark, Mr. Monette held a number of positions in the treasury, internal audit and mergers and acquisitions areas.  He earned a Bachelor of Business Administration degree from Texas Christian University and a Master of Professional Accounting degree from the University of Texas at Austin.  Mr. Monette is a certified public accountant and a chartered financial analyst.

“Throughout his 10-year career with Ralcorp, Scott has shown true leadership,” said Kevin J. Hunt, Ralcorp’s Co-Chief Executive Officer and President.  “I am confident that Scott’s financial expertise and depth of business knowledge will enable him to successfully assume his new responsibilities and to continue to contribute as a key member of Ralcorp’s leadership team.”

About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta. For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091